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                                                                  Exhibit 10.15

                                                                 EXECUTION COPY



                              MIPS TECHNOLOGIES, INC.
                                1225 Charleston Road
                           Mountain View, CA  94043-1353


                                                                 April 1, 1999

John Bourgoin
President and Chief Executive Officer
MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA  94043-1353


Dear John:

           MIPS Technologies, Inc. (the "COMPANY") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board (as defined in Section 2(b)) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

           The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of officers of the Company, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

           In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(i) hereof, the Company agrees that you shall receive the benefits set forth in this agreement ("AGREEMENT") under the circumstances described below.

           1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until your employment with the Company is terminated other than after a Change in Control (as defined in Section 2(d)), unless sooner terminated by written agreement of the Company and you.

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April 1, 1999
Page 2


           2.    DEFINITIONS.  As used in this Agreement:

           (a) "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

           (b)   "BOARD" shall mean the Board of Directors of the Company.

           (c) "BUSINESS COMBINATION" means and includes each and all of the following occurrences:

                 (i) a consolidation or merger pursuant to which more than 75% of the Company's Majority Voting Stock is transferred to different holders, except for a transaction intended primarily to change the state of the Company's incorporation;

                 (ii) more than 75% of the assets of the Company are sold or otherwise disposed of; or

                 (iii) the Company dissolves or liquidates or effects a partial liquidation involving more than 75% of its assets.

           (d) "CHANGE IN CONTROL" of the Company means and includes each and all of the following occurrences:

                 (i)   A Business Combination.

                 (ii) When any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof other than SGI, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing thirty percent (30%) or more of the Majority Voting Stock; PROVIDED, HOWEVER, that no crossing of such 30% threshold shall be a "Change in Control" if it is caused (i) solely as a result of an acquisition by the Company of its voting securities or (ii) solely as a result of an acquisition of the Company's voting securities directly from the Company, in either case until such time thereafter as such person acquires additional voting securities other than directly from the Company and, after giving effect to such transaction, such person owns 30% or more of the Majority Voting Stock; PROVIDED FURTHER, HOWEVER, that no transaction involving a change in the corporate control of SGI, whether through stock acquisition,
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April 1, 1999
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     merger, voting agreement or otherwise, will result in a Change in Control for purposes of this Agreement.

                 (iii) During any period of three (3) consecutive years (not including any period during which SGI maintains control over the Company), individuals who, at the beginning of such period, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; PROVIDED, that any person (A) becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board or (B) obtaining a position on the Board which was immediately previously held by a director elected or appointed while SGI maintained control over the Company, regardless of whether such person is approved by a majority of the directors then comprising the Incumbent Board (in either case other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. For purposes of this Agreement, SGI shall be deemed to maintain control over the Company until the later of (i) the date on which SGI and its affiliates dispose of all shares of Class B Common Stock of the Company then held by them and (ii) the date on which SGI and its affiliates first hold securities representing less than 50% of the outstanding voting power in the election of the Company's directors.

                 (iv)  a Reacquisition Event.

           For purposes of this Agreement, the Board of Directors may by resolution, clarify the date as of which a Change in Control shall be deemed to have occurred.

           (e) "CURRENT COMPENSATION" shall mean your monthly base salary, as in effect immediately prior to your termination of employment with the Company.

           (f) "DISABILITY" shall mean a physical or mental illness or injury which, as determined by the Company, continuously prevents you from performing your duties with the Company for a period of six months prior to termination.

           (g) "GOOD REASON" shall mean grounds for termination by you of your employment by the Company based upon prior constructive termination by the Company as provided in Section 5 hereof.
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April 1, 1999
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           (h)   "MAJORITY VOTING STOCK" shall mean the class of the Company's voting stock which, as of the time of determination, possesses the right to elect a majority of the directors of the Company.

           (i) "POTENTIAL CHANGE IN CONTROL OF THE COMPANY" shall be deemed to have occurred if (i) the Company enters into an agreement or letter of intent, the consummation of which would result in the occurrence of a Change in Control of the Company; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (iii) any person, other than SGI or a trustee or other fiduciary holding securities under an employee benefit plan for the Company, who is or becomes the beneficial owner, directly or indirectly, of 9.5% or more of the Majority Voting Stock increases his beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such person; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential Change in Control occurs) until the earliest of (x) a date which is six months from the occurrence of such Potential Change in Control of the Company, (y) the termination by you of your employment by reason of Disability or (z) the occurrence of a Change in Control of the Company.

           (j) "RECAPITALIZATION" shall mean the proposed recapitalization of the Company pursuant to which the Company's share capital will be divided into two classes of stock possessing distinct voting rights in the election of the Company's directors but otherwise having substantially identical rights and preferences.

           (k) "REACQUISITION EVENT" shall mean (i) the acquisition by SGI of direct or indirect beneficial ownership of all or substantially all of the Company's then outstanding voting securities, other than any acquisition by SGI of direct or indirect beneficial ownership of the Company's voting securities in furtherance of the Recapitalization, (ii) upon written direction of SGI following a resolution by the Board of Directors of SGI, the acquisition by the Company of all or substantially all of its outstanding voting securities not held by SGI which would result in the direct or indirect beneficial ownership by SGI of all or substantially all of the Company's voting securities, or (iii) a merger or other corporate combination involving the Company and SGI or any entity that is owned or controlled by SGI, regardless of which entity survives such merger or other corporate combination; PROVIDED, HOWEVER, that no transaction in furtherance of a Spin-Off shall constitute a Reacquisition Event.
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April 1, 1999
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           (l)   "SGI" means Silicon Graphics, Inc., a Delaware corporation, and any successor to all or substantially all of its business or assets.

           (m) "SPIN-OFF" means (i) any transaction or series of transactions as a result of which, after such transaction or series of transactions, the stockholders of SGI prior to such transaction or series of transactions hold independent interests representing the Company's business and SGI's business or
(ii) any other transaction or series of transactions as a result of which all or substantially all of the Company's outstanding voting securities are directly or indirectly held by the public.

           (n) "TERMINATION PAYMENT" shall mean the severance pay to which you are entitled upon termination of your employment within 24 months after a Change in Control as provided in Section 3(a) hereof.

           3.    COMPENSATION FOLLOWING A CHANGE IN CONTROL.

           (a) Subject to Sections 6 and 7 below, if your employment with the Company is terminated within 24 months after a Change in Control:

                 (i) you shall be entitled to a Termination Payment, payable in cash, in an amount equal to 24 months of your Current Compensation at the rate in effect immediately prior to such Change in Control.

                 (ii) in the event that your ability to sell the stock of the Company is limited by the provisions of the Securities Act of 1933, as amended, or any rule or regulation promulgated thereunder, or by any agreement entered into by you in connection with the Change in Control, you shall be entitled to exercise any stock option granted to you by the Company until the earlier of either (A) the date which is three months after the end of the end of the period during which such limitation applies or (B) the end of the term of the stock option.

           (b) Subject to Sections 6 and 7 below, upon the occurrence of a Change in Control:
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April 1, 1999
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                 (i)   (A) any stock option granted to you by the Company shall
     become fully vested and exercisable and shall remain exercisable in accordance with the terms of the applicable option award agreement, except to the extent modified by Section 3(a), and (B) you shall have the right during the period of six months following such Change in Control to have any such option "cashed out" at its market value determined as provided herein. The cash out proceeds shall be paid to you or, in the event of your death prior to payment, the representative of your estate. For this purpose, the market value of an outstanding option shall be measured as the difference between the option exercise price and the "Change in Control Price" as defined in Section 3(d), as of the date such Change in Control is determined to have occurred or such other date as the Board may determine prior to the Change in Control.

                 (ii) all forfeiture restrictions applicable to restricted stock granted to you by the Company shall lapse and such restricted stock shall be released from the Company's repurchase right set forth in the applicable restricted stock agreement.

           (c) Any cash payable to you under Section 3(a)(i) shall be payable between 30 and 60 calendar days after your termination of employment. Any cash payable to you under Section 3(b)(i) shall be made within 30 calendar days after the date the Company receives your written notice electing to be cashed out on the value of your options.

           (d) For purposes of this Section 3, "CHANGE IN CONTROL PRICE" shall be, as determined by the Board, (i) the highest closing sale price of a share of the Company's Common Stock as reported by the NASDAQ National Market System and as appearing in THE WALL STREET JOURNAL (or, in the event the Common Stock is listed on a stock exchange, the highest closing price on such exchange as reported on the composite transactions reporting system), at any time within the 60-day period immediately preceding the date of determination of the Change in Control Price by the Board (the "60-DAY PERIOD"), or (ii) the highest price paid or offered for a share of the Common Stock, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-day period.

           (e) Anything contained in Sections 3(a) or 3(b) above to the contrary notwithstanding, the Company shall have no obligation to pay you a Termination Payment, to accelerate the vesting of your options, to cash out your options or to release your restricted shares from their forfeiture restrictions or repurchase rights under this Agreement in the event of a termination of your employment prior to a Change in Control. The Company shall also have no obligation to pay you a Termination Payment if, after a Change in Control, the Company terminates your employment for "Cause" or if your employment terminates due to your death, retirement or resignation other than for "Good Reason." Furthermore, if it is determined by the Board, upon receipt of a written opinion of the Company's independent public accountants that to
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April 1, 1999
Page 7


accelerate the vesting of your options, to cash out your options or to release your restricted shares from their forfeiture restrictions or repurchase rights under this Agreement would preclude accounting for the acquisition of the Company as a pooling of interests, and the Board otherwise desires to approve a proposed acquisition of the Company by an acquiring company which requires as a condition to closing of the acquisition that the acquisition be accounted for as a pooling of interests, then the Company shall not be obligated to accelerate or cash out your options or release your restricted shares from their forfeiture restrictions or repurchase rights under this Agreement to the extent necessary to enable the acquisition to be accounted for as a pooling of interests.

           (f) In the event that the terms of this Agreement relating to options or restricted stock conflict with the terms of any option, stock award or related agreement between you and the Company, the terms that are more favorable to you will control.

           4. TERMINATION FOR CAUSE. Termination of your employment with the Company shall be regarded as termination for Cause only upon:

           (a) your willful and continued failure to substantially perform your duties with the Company (other than such failure resulting from your incapacity due to physical or mental illness) after there is delivered to you by the Board a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties;

           (b) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company;

           (c) your committing a felony or an act of fraud against the Company or its affiliates; or

           (d) your breaching materially the terms of your employee confidentiality and proprietary information agreement with the Company.

           No act, or failure to act, by you shall be considered "willful" if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law.

           Anything contained in this Section 4 to the contrary notwithstanding, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose
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April 1, 1999
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(after reasonable notice to and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of conduct set forth in this Section 4 and specifying the particulars thereof in detail.

           5. TERMINATION FOR GOOD REASON. Your employment with the Company may be regarded as having been constructively terminated by the Company, and you may therefore terminate your employment for Good Reason and thereupon become entitled to compensation pursuant to Section 3 above, if, after a Change in Control, one or more of the following events shall occur (unless such event(s) applies generally to all officers of the Company and any successor to the Company, or applies to a person solely in his capacity as a member of the Board):

           (a) without your express written consent, the assignment to you of any duties or the significant reduction of your duties, either of which is inconsistent with your position as CEO with the Company (or the duties and responsibilities of the CEO position) immediately prior to a Change in Control, or your removal from or any failure to re-elect you to any such position;

           (b) without your express written consent, the substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to a Change in Control;

           (c) a reduction by the Company in your salary or in any bonus compensation formula applicable to you as in effect immediately prior to a Change in Control, or the failure by the Company to increase such base salary each year following a Change in Control by an amount which equals at least one-half (1/2), on a percentage basis, of the average annual percentage increase in base salary for all officers of the Company (and any successor of the Company) during the prior two full calendar years;

           (d) a material reduction by the Company in the kind or level of employee benefits to which you were entitled prior to a Change in Control with the result that your overall benefits package is significantly reduced after the Change in Control; or the taking of any action by the Company which would materially and adversely affect your participation in any plan, program or policy generally applicable to executives or employees of the Company or any successor of the Company (including but not limited to paid vacation days), or deprive you in a material and substantial way of any fringe benefits enjoyed by you prior to a Change in Control;

           (e) the Company's requiring you to be based at a location that is more than 25 miles from your then present location without your consent (except for required travel on the
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April 1, 1999
Page 9


Company's business to an extent substantially consistent with your present business travel obligations);

           (f) any purported termination of your employment by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or

           (g) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Section 10 hereof.

           6. PARACHUTE PAYMENTS. In the event that any payment or benefit received or to be received by you in connection with a termination of your employment with the Company or any corporation which is a related corporation within the meaning of section 280G(e) of the Internal Revenue Code of 1986 (the "CODE") (collectively, the "SEVERANCE PAYMENTS") would (i) constitute a "parachute payment" within the meaning of section 280G of the Code or any similar or successor provision and (ii) but for this Section 6, be subject to the excise tax imposed by section 4999 of the Code or any similar or successor provision (the "EXCISE TAX"), then, subject to the provisions of Section 7 hereof, such Severance Payments (which Severance Payments shall collectively be referred to herein as the "SEVERANCE PARACHUTE PAYMENTS") shall be reduced to the largest amount which you, in your sole discretion, determine would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. The determination of any required reduction pursuant to this Section 6 (including the determination as to which specific Severance Parachute Payments shall be reduced) shall be made by you in your sole discretion, and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. The Company and its related corporations waive all claims and rights against you with respect thereto except as specifically set forth in the next sentence. If the Internal Revenue Service (the "IRS") determines that a Severance Parachute Payment is subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 7 hereof. Such enforcement of Section 7 hereof shall be the only remedy, under any and all applicable state and federal laws or otherwise, for your failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce a Severance Parachute Payment in accordance with
Section 6 only upon written notice by you indicating the amount of such reduction, if any.

           7. REMEDY. If, notwithstanding the reduction described in Section 6 hereof, the IRS determines that you are liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then you shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the "REPAYMENT OBLIGATION") an amount of money equal to the "REPAYMENT AMOUNT." The Repayment Amount with respect to a Severance Parachute Payment
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April 1, 1999
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shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net proceeds with respect to any Severance Parachute Payment (after taking into account the payment of the Excise Tax imposed on such Severance Parachute Payment) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to a Severance Parachute Payment shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, you shall pay the Excise Tax. The Repayment Obligation shall be performed within 30 days of either (i) your entering into a binding agreement with the IRS as to the amount of your Excise Tax liability or (ii) a final determination by the IRS or a court decision requiring you to pay the Excise Tax with respect to such a Severance Parachute Payment from which no appeal is available or is timely taken.

           8. DISPUTES. To dispute a termination for Good Reason by you, the Company must give you written notice of such dispute within ten business days after your effective date of termination. To dispute a termination by the Company or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute to the Company within 30 days after receiving a notice of termination, or within 30 days after the date on which a payment claimed by you to be due hereunder was due to be made, as the case may be.

           If any such dispute is finally determined in your favor, the Company shall pay all reasonable fees and expenses, including attorneys' and consultants' fees, that you incur in good faith in connection therewith.

           9.    NO MITIGATION.

           (a) You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company, subject to Section 18; PROVIDED, HOWEVER, that the amount of any payment provided for in Section 3 may be offset by the Company by the amount of any indebtedness you may have to the Company at the time of your termination of employment.

           (b)   In addition to the Termination Payment payable pursuant to
Section 3 hereof, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate.

           10. COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to
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April 1, 1999
Page 11


perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 10, "COMPANY" includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

           11. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

           12. AMENDMENT OR WAIVER. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of other provisions or conditions hereof.

           13. SOLE AGREEMENT. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.

           14. EMPLOYEE'S SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

           15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

           16. APPLICABLE LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.
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April 1, 1999
Page 12


           17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

           18. RIGHTS NOT DUPLICATIVE. Any amounts paid or payable to you hereunder shall be reduced and offset by any amounts paid to you under the terms of the supplemental letter agreement dated the date hereof between the Company and you pertaining to the effects of a change in the corporate control of SGI.

           If the foregoing conforms with your understanding of the matters described herein, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.


                                   Very truly yours,


                                   MIPS TECHNOLOGIES, INC.



                                   By: /s/ Sandy Creighton
                                       -------------------------------
                                      Name: Sandy Creighton
                                      Title: Vice President and
                                             General Counsel


ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:



/s/ John Bourgoin
-------------------------
Name:  John Bourgoin